Exhibit 23.4

February 8, 2008

Quebecor Media Inc.
612 Saint-Jacques Street
Montreal, Quebec, H3C 4M8
Canada

Re:	Quebecor Media Inc. — Registration Statement on Form F-4 dated November 20, 2007, as amended on February 8, 2008, Relating to US$700,000,000 7 3/4% Senior Notes Issued in Exchange for Quebecor Media's 7 3/4% Senior Notes Issued October 5, 2007 and Due March 15, 2016

Ladies and Gentlemen:

        We have acted as special United States ("U.S.") tax counsel to Quebecor Media Inc. (the "Company"), a company incorporated under the laws of the Province of Québec, in connection with the Company's 7 3/4% Senior Notes issued in exchange for the Company's 7 3/4% Senior Notes issued October 5, 2007 and due March 15, 2016 (the "Exchange Notes") in aggregate principal amount of up to US$700,000,000. The Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form F-4 on November 20, 2007, as amended by Amendment No. 1 thereto filed on February 8, 2008 (the "Registration Statement") relating to the Company's offer to exchange the Exchange Notes for all of its outstanding 7 3/4% Senior Notes issued October 5, 2007 and due March 15, 2016 as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus").

        We hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Ropes & Gray LLP Ropes & Gray LLP